News Release

FOR IMMEDIATE RELEASE

CONTACTS:

Bernard Freibaum

Chief Financial Officer

General Growth Properties, Inc.

TEL (312) 960-5252

Timothy Goebel

Director, Investor Relations

TEL (312) 960-5199

General Growth Properties, Inc.

Reports Form 10-K Filing Extension

Chicago, Illinois, March 16, 2006 – General Growth Properties, Inc. (NYSE:GGP) today announced the filing of a Form 12b-25 with the Securities and Exchange Commission to obtain a 15 day extension of the filing date for its Annual Report on Form 10-K for the year ended December 31, 2005.  The Company and its independent registered public accounting firm need additional time to review certain matters, primarily the deferred tax liabilities relating to assets acquired in the November 2004 Rouse transaction.  Accordingly, the Company has not completed its financial statements for the year ended December 31, 2005 and its independent accounting firm has not yet completed its audit of such financial statements. Neither the Company nor its independent registered public accounting firm has completed their assessment and opinion, respectively, of the effectiveness of internal controls over financial reporting under Section 404 of Sarbanes-Oxley.

The Company’s independent registered public accounting firm is completing its audit procedures on the historical tax records of Rouse, including the differences in book and tax values that were recorded prior to the November 2004 transaction, and the related deferred tax adjustments attributable to the purchase price allocation determination required by purchase accounting.  Deferred tax liabilities primarily are the Company’s estimate of the future tax liabilities that would be due if the Company were to sell assets in future taxable transactions.  As a result, the Company does not believe that adjustments, if any, to the deferred tax liabilities resulting from completion of this review will result in a change in the previously reported earnings per share or funds from operations for the year ended December 31, 2005, or in previously published 2006 guidance.     The Company expects to file its Annual Report on Form 10-K on or before the extended deadline of March 31, 2006.

The Company is the second largest U.S.-based publicly traded Real Estate Investment Trust based upon market capitalization. The Company currently has an ownership interest in or management responsibility for a portfolio of 200 regional shopping malls in 44 states, as well as ownership in master planned community developments and commercial office buildings. The Company portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol “GGP”. For more information, please visit the Company Web site at www.generalgrowth.com.

This press release contains forward-looking statements, including guidance with respect to our currently estimated 2006 FFO. Actual results may differ materially from the future operations suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the retail market, tenant occupancy and tenant bankruptcies, the level of our indebtedness and interest rates, market conditions, land sales in the Master Planned Communities segment, the cost and success of our development and redevelopment projects and our ability to manage our growth. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, specifically the most recent reports on Form 10-K and 10-Q, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.